Exhibit 5.1

Simpson Thacher & Bartlett LLP

2475 HANOVER STREET

PALO ALTO, CA 94304

TELEPHONE: +1-650-251-5000

FACSIMILE: +1-650-251-5002

Direct Dial Number	E-mail Address

February 23, 2024

CBRE Group, Inc.

CBRE Services, Inc.

2100 McKinney Avenue, Suite 1250

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to CBRE Group, Inc., a Delaware corporation (“Parent”), CBRE Services, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-276141) (the “Registration Statement”) filed by Parent, the Company and certain subsidiaries of the Company, including the prospectus constituting a part thereof dated December 19, 2023, and the prospectus supplement dated February 20, 2024 to such prospectus (together, the “Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $500,000,000 aggregate principal amount of 5.500% Senior Notes due 2029 (the “Notes”) and the issuance by Parent of the Guarantee (as defined below) with respect to the Notes.

We have examined the Registration Statement, the Underwriting Agreement, dated February 20, 2024 (the “Underwriting Agreement”), among Parent, the Company and the underwriters named therein pursuant to which such underwriters have agreed to purchase the Notes, the Indenture, dated as of March 14, 2013 (the “Base Indenture”), among Parent, the Company, certain subsidiaries of the Company and Computershare Trust Company, National Association, as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the Ninth Supplemental Indenture thereto, dated February 23, 2024 (the “Ninth Supplemental Indenture” and, together with the Base

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CBRE Group, Inc.
CBRE Services, Inc.	-2-	February 23, 2024

Indenture, the “Indenture”), among Parent, the Company and the Trustee, duplicates of the global notes representing the Notes and the guarantee whose terms are set forth in the Indenture (the “Guarantee”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Parent and the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinions set forth below, we have assumed further that the execution, issuance, delivery and performance by Parent and the Company of the Underwriting Agreement, the Indenture and its Guarantee, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon Parent or the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.

Assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.

Assuming due authentication of the Notes by the Trustee and upon payment for and delivery of the Notes in accordance with the Underwriting Agreement, the Guarantee will constitute a valid and legally binding obligation of Parent enforceable against Parent in accordance with its terms.

CBRE Group, Inc.
CBRE Services, Inc.	-3-	February 23, 2024

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 110 of the Base Indenture relating to the separability of provisions of the Base Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K of Parent filed with the Commission and the incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP